UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: March 16, 2018

DREAM HOMES & DEVELOPMENT CORPORATION

(Exact Name of Registrant as specified in its charter)

Nevada	000-55445	26-4012225
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

314 Rt 9 Forked River, New Jersey 08731

(Address of Principal Executive Offices and Zip Code)

Registrant’s Telephone Number, Including Area Code: (609) 693-8881

8.01 – Other Events

Dream Homes & Development Corporation (OTCQB: DREM) issued the following press release on Tuesday, March 13, 2018.

Dream Homes signs LOI for New 15-lot Single Family Home Development; Milestone reached for Completed Elevation & Renovation Projects since Storm Sandy

Company also releases list of speakers for Wednesday, March 14 rebuilding seminar in Toms River, NJ

FORKED RIVER, NJ – March 13, 2018 – Dream Homes & Development Corporation (OTCQB: DREM), a licensed new home builder and general contractor in New Jersey, announces a new letter of intent (LOI) to acquire lots and build 15 single-family homes in Berkeley Township, NJ and is moving forward to contract. The project is slated to begin in late of 2018 and has a retail value of $6 million.

The Company is also proud to announce that it has surpassed the 225-unit mark for completed renovation and elevation projects since early 2013. Dream Homes is experiencing an increase in prospects and rebuilding interest since the RREM Program in NJ announced a hard deadline for grant recipients of October 29th, 2018. (see minor correction to underlined in next paragraph below and noted in PR issued on March 15, 2018). If homeowners have not chosen a builder and signed a contract prior to that time, they will lose their $150,000 grant. This provision also applies to the insurance industries’ ICC (Increased cost of compliance) funding. In order to utilize the $30,000 ICC provision in an insurance policy, homeowners affected by Storm Sandy in 2012 must apply and be substantially underway prior to October 2018.

Note: Correction from our press release issued Tuesday, March 13, 2018: It was incorrectly stated that “the RREM Program in NJ announced a hard deadline for grant recipients of October 29th, 2018.” The correct language is as follows: There is no hard RREM deadline, but rather it is a FEMA deadline and an ICC (increased cost of compliance) insurance deadline.

It is noted that Dream Homes & Development won Best of the Best in Ocean Country from the Asbury Park Press in late 2017 for two separate categories: “Best Home Improvement Contractor” and “Best Modular Home Builder”. Dream Homes is a fully integrated real estate Company specializing in new construction of single-family homes and townhouses, the elevation, renovation and moving of homes, as well as development approvals, single-family homes and various residential properties located throughout central /southern New Jersey.

The Company has also released the guest speakers for its Rebuilding Seminar that will be held tomorrow night, March 14th, 2018. Speakers will include architect Scott Lepley, attorney Kathleen Dotoli, and elevation specialist Jason Devooght. Dream has held these free seminars as a service to the public since 2013 and has helped hundreds of homeowners over the years with their projects. Dream focuses on people just starting the process who need design, architectural, construction, and finance advice for their renovation or new home project. The seminar will begin at 6 pm at the Tuscan Bistro in Toms River across from the Ocean County Mall. Please call or text (732)300-5619 for reservations.

Dream Homes CEO Mr. Vincent Simonelli stated, “We’ve recently reached a milestone of 225 new homes and elevation projects completed since the efforts to rebuild the shore began in early 2013. We’re very proud of that achievement, since it demonstrates to our existing and future clients our ability to persevere and grow our business, even in the face of difficult and more complicated types of construction projects.”

CEO Simonelli continued, “Homeowners have been contacting Dream Homes in increased numbers since the RREM program announced an October 2018 deadline for grant recipients to sign a contract with a builder. This deadline also applies to ICC insurance funding, where a homeowner can receive up to $30,000 to raise or rebuild their home. Clients want to retain Dream due to superior performance and reliability, and they realize that we’re well suited to guide them through the pitfalls of reconstruction.”

CEO Simonelli concluded, “Since being awarded the Ocean County Best of the Best in two categories (Best Custom Modular Builder and Best Home Improvement Contractor), we’ve had significant new awareness and interest from the public, and now the RREM grant and ICC expirations are causing urgency in the market. Our phrase ‘The Region’s Most Trusted Builder’ accurately describes our company, and it’s becoming increasingly well known to homeowners in need of elevation & renovation work. It also helps that our management team has never failed to complete a project in over 24 years in the industry.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dream Homes & Development Corp.

/s/ Vincent Simonelli
Vincent Simonelli, President & CEO
Date: March 19, 2018